Exhibit 5.5

CONSENT

TO:	Alexco Resource Corp. (the "Company") British Columbia Securities Commission

Alberta Securities Commission

Saskatchewan Financial Services Commission

The Manitoba Securities Commission

Ontario Securities Commission

Toronto Stock Exchange

United States Securities and Exchange Commission

Dear Sirs / Mesdames:

Re:	Final Short Form Base Self Prospectus

Reference is made to the final short form base shelf prospectus of the Company dated November 2, 2020 and the documents incorporated by reference therein, including the Company's annual information form for the year ended December 31, 2019 (collectively, the "Prospectus") and to the Company's amended registration statement on Form F-10/A (File No. 333-249529) (the "Registration Statement") and to the technical report entitled "NI 43-101 Technical Report, Prefeasibility Study of the Keno Hill Silver District Project, Yukon Territory, Canada" dated effective March 28, 2019, as amended and issue date February 13, 2020 (the "Report").

I hereby:

1.	consent to:
a.	being named in the Prospectus and the Registration Statement as an author of the Report; and
b.	the use any extracts from and/or a summary of the Report in the Prospectus and the Registration Statement and to the incorporation of the Report by reference into the Prospectus and the Registration Statement; and

2.	confirm that I have read the Prospectus and that:
a.	it fairly and accurately represents the information in the sections of the Report for which I am responsible; and
b.	I have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Report or that are within my knowledge as a result of the services performed by me in connection with the Report.

Dated this 2nd day of November, 2020.

/s/ Hassan Ghaffari

Hassan Ghaffari, M.A.Sc., P.Eng.